Exhibit 99.1
Press Release

AVIS BUDGET GROUP AMENDS PRINCIPAL CREDIT FACILITY

Transaction Extends the Maturity Date of its Corporate Revolving Credit Facility to 2016 and Reduces Borrowing Spreads

PARSIPPANY, N.J., May 3, 2011 — Avis Budget Group, Inc. (NASDAQ: CAR) announced today that its wholly-owned subsidiary, Avis Budget Car Rental, LLC, has amended its corporate revolving credit facility, extending the maturity date to 2016, expanding capacity to $1.2 billion, and reducing its borrowing spread under the facility by 150 basis points.

The Company expects to generate more than $5 million in interest expense savings in 2011 as a result of the transaction.  In addition, the Company expects that the terms and conditions of the amended credit facility will provide it with additional financial flexibility to pursue its strategic objectives, including the potential acquisition of Dollar Thrifty.

“Our ability to amend our revolving credit facility to achieve more favorable terms while extending its maturity reflects the strength of our relationships with our banks and the solid fundamentals of our business,” said David B. Wyshner, Avis Budget Group executive vice president and chief financial officer.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group's Annual Report on Form 10-K for the year ended December 31, 2010 including under headings such as "Forward-Looking Statements", “Risk Factors” and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and in other filings and furnishings made by the Company with the SEC from time to time.  Except to the extent required by applicable federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

About Avis Budget Group, Inc.
Avis Budget Group is a leading vehicle rental operator in the United States, Canada, Australia, New Zealand and certain other regions through its Avis and Budget brands.  The Company also licenses its vehicle rental brands in more than 100 countries, enabling Avis and Budget to serve commercial and leisure travelers throughout the world.  Avis Budget Group is headquartered in Parsippany, N.J. and has more than 21,000 employees.  For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Contacts

Media Contact:                                                                                       Investor Contact:
John Barrows                                                                                             Neal Goldner
973-496-7865                                                                                               973-496-5086
PR@avisbudget.com                                                                               IR@avisbudget.com

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